Exhibit 99.1

EZCORP ANNOUNCES GROWTH IN REVENUES AND EARNING ASSETS FOR ITS FISCAL THIRD QUARTER OF 2013
EZCORP continues to execute on its strategic plan as the market leader in delivering easy cash solutions through its growing store fronts, online channels, and expanding product lines

AUSTIN, Texas (July 30, 2013) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, announced total revenues from continuing operations for its third fiscal quarter ended June 30, 2013 increased 5% to $235 million. Excluding gold scrapping revenues, total revenues were up 13%. Earning assets increased 21% over last year. Net income from continuing operations was $16 million, or $0.29 per share. The negative impact of the gold marketplace in the quarter was roughly $10 million in net income and $0.18 in earnings per share. The quarter also included one-time charges related to expense reduction in continuing operations and other investment costs, which reduced earnings per share by $0.02.
During the quarter, the company implemented a plan to exit certain components of its business and close over 100 legacy stores that did not fit the company's future growth profile. In connection with the reorganization, the company recorded a charge of $21 million net of taxes, or $0.40 per share, resulting in a total net loss for the quarter of $6 million, or $0.11 per share.
The company also continued its strategic plan to diversify geographically, add new channels, and broaden its product lines. So far this fiscal year, the company has added 172 locations, 93 of which are outside the United States; has introduced multiple new products to serve both domestic and international customers; and has added a U.S. online lending channel to complement its existing U.K. online lending business.
The following metrics refer to continuing operations, unless otherwise noted. The store count activity attached does not exclude the stores that are part of the discontinued operations.
Consolidated Financial Highlights — Third Quarter of Fiscal 2013 vs. Prior Year Quarter

•	Total revenues were $235 million, an increase of 5%, representing growth across all business segments. Excluding gold scrapping, total revenues were up 13%.

•
Earning assets (which consist of pawn loans, consumer loans and inventory on the balance sheet, combined with CSO loans not on the balance sheet, net of reserves) were $416 million, an increase of 21%. This was a result of increases in all categories of earning assets, including pawn, payday, installment, and auto title loans, as well as inventory in the U.S. and Mexico.

•
Net income declined mainly due to the previously announced impact of volatility in the gold market in both the U.S. and Mexico, which caused a deterioration of approximately $15 million in consolidated net revenues. It was also impacted by one-time investment, and expense reduction costs of $2 million. Net income from continuing operations was $16 million, down 48%.

•
Cash and cash equivalents, including restricted cash, were $51 million at quarter-end, with debt of $232 million, including $109 million of Grupo Finmart third-party debt, which is non-recourse to EZCORP.

U.S. & Canada — Growth in Loan Balances

•
De Novo Growth — During the quarter, the company added 5 new locations in the U.S. & Canada segment. During the nine-month period ended June 30, 2013, the company added a total of 80 locations in the U.S. & Canada segment, consisting of 24 pawn stores and 56 financial services locations.

•
Pawn — The U.S. Pawn & Retail business, which consists of 501 stores in 21 states, continued to be challenged by the gold environment. Core non-gold loan and merchandise sales posted solid year-over-year gains.

▪
Pawn loan balances were $137 million at quarter end, up 2% from the prior year quarter. General merchandise loan balances were up 11% in total and 9% on a same store basis, and jewelry loan balances declined 8% in total and on a same store basis and continue to constitute approximately 60% of the total loan portfolio.

▪	Revenues from pawn service charges increased 5% in total and 2% on a same store basis.

▪
Redemption rates were 84%, up from 83% a year ago, in spite of a significant increase in the company's loan-to-value ratio. The jewelry redemption rate increased 100 basis points to 87%, while the general merchandise redemption rate remained at 77%.

▪
Merchandise sales increased 9% in total and 5% on a same store basis. Gross margin on merchandise sales was 41%, unchanged from the same quarter last year. Online retail accounted for 6% of total U.S. sales during the quarter, compared to less than 1% for the same period last year.

•
Financial Services — The U.S. financial services business now consists of 492 storefront locations in 15 states and online lending in five states. The company is now offering financial services products, in storefronts, online or both, in a total of 17 states, which reinforces its stated strategy of becoming a geographically diverse, multi-channel, multi-product provider.

▪
Total loan balances, including U.S. online loans, were $44 million, up 22%. Storefront loan balances alone, were up 19%. Balances related to second generation single payment, multiple payment and auto title loan products were up approximately 48%, driven by auto title loans, as customers continued to shift from first generation to second generation loan products. Total loan balances, including online loan balances, outside of Texas grew 22%, driven by new locations and new products. Loan balances, including online loan balances, in Texas grew 21%.

▪	Loan fees were $38 million, up 7%, reflecting loan growth in new states and the addition of the new U.S. online lending channel.

▪	Bad debt as a percentage of fees was 25%, up 100 basis points, driven by the expected higher bad debt from online loans.

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▪
Local and federal regulatory changes negatively impacted the profitability of the financial services business by approximately $1 million during the quarter. Regulatory impact over the first nine months of the year was roughly $3 million.

▪
The U.S. online business continued to grow, and the loan book increased by 63% over the previous quarter. The company now offers online loans in five states, after successfully transitioning from the export lending model to the state-by-state compliant model. This business negatively impacted earnings per share by $(0.03) during the third quarter, and by $(0.07) year-to-date. The company has increased its marketing efforts in an effort to accelerate loan growth, and now expects this business to cross into profitability in the first half of fiscal 2014.

•
Cash Converters U.S. and Canada — The company's Cash Converters operations in the U.S. and Canada now include 47 stores (40 in Canada and 7 in the U.S.), plus another 8 franchise stores in Canada. The company expects this group of stores to positively impact segment contribution beginning in the fourth quarter of fiscal 2013.

Latin America — Strong Increase in Segment Contribution
Contribution from the Latin America segment increased 79%, excluding the one-time purchase accounting adjustment related to the refinancing of Grupo Finmart debt in the prior year quarter. Including this adjustment, segment contribution decreased 21%. The segment now accounts for 14% of consolidated segment contribution, up from 13% a year ago.

•	Pawn — Empeño Fácil, the company's Mexico pawn operation, operated 235 stores in Mexico at the end of the quarter.

▪	During the quarter, Empeño Fácil added 15 new de novo locations for a total of 62 thus far in fiscal 2013.

▪
Pawn loan balances grew to $16 million, up 30% in total and 18% on a same store basis. General merchandise loan balances grew 42% in total and 18% on a same store basis, while jewelry loan balances decreased 20% in total and 36% on a same store basis. General merchandise loans now comprise 92% of Empeño Fácil's pawn loan portfolio, up from 87% last year.

▪	Revenue from pawn service charges increased 39% in total and 17% on a same-store basis.

▪	Merchandise sales increased 44% in total and 18% on a same store basis. Gross margin on merchandise sales was 39%, down 500 basis points from a year ago, reflecting more aggressive pricing.

•
Payroll Withholding Lending — Grupo Finmart continues to gain market share through the addition of new contracts, multi-channel growth, and increased contract penetration. During the quarter, Grupo Finmart also completed a $30 million cross-border debt offering at 8.5%.

▪	Total loan balances at the end of the quarter were $98 million, up 53%.

▪	Net revenues were $13 million in the quarter, with bad debt as a percentage of fees of 5%, which improved 100 bps over the prior year quarter.

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▪	Grupo Finmart added 17 contracts during the quarter representing 240,000 employees. Contract penetration across all convenios was 5.6% in the quarter, compared to 3% in the prior year quarter.

▪
Subsequent to the end of the quarter, Grupo Finmart was granted access to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social or “IMSS”), which will allow it to offer payroll deduction loans to Mexican retirees of the private sector. This is a very important and stable market in Mexico and includes 90,000 direct employees, and 2.5 million people collecting pensions or social security.

Other International — U.K. Online Business Growing

•
Loan balances at Cash Genie, the company's U.K. online lending business, increased 9% over the second quarter and more than doubled from a year ago. Net fee revenue increased 50% over last year, and the company is now offering installment loans, broadening its product offerings.

•
The company's combined equity investments in Cash Converters International and Albemarle & Bond generated a 3% increase in earnings attributable to EZCORP for the quarter, as compared to the same period last year.

Discontinued Operations
During the third quarter, the company implemented a plan to exit certain components of its business and close over 100 legacy stores. These stores are generally older, smaller stores that did not fit the company's future growth profile.
The following table summarizes the one-time, pre-tax termination costs recorded in the third quarter related to the reorganization. An additional $2 million of third quarter pre-tax operating losses from stores being closed is reflected in discontinued operations on the statement of operations.

(in thousands)
Lease termination costs	$9,099
Employee severance	1,023
Inventory write-down to liquidation value	7,801
Fixed asset write-down to liquidation value	5,840
Total pre-tax termination cost	23,763

The accrued reorganization charges are included in "Accounts payable and accrued liabilities" in the consolidated balance sheet and in "Loss from discontinued operations" in the consolidated statements of operations.
Growth Strategy Update

•
New Stores in Key Markets — The company opened 20 de novo locations, bringing total de novo stores opened so far in fiscal 2013 to 134. Including acquisitions, the company has added 172 locations this fiscal year.

•	New Channels — Loan balances at Grupo Finmart grew 53% year-over-year. Online loan balances within the U.K. grew 170% over the same quarter last year. At quarter end, 40% of the company's

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loan balances were attributable to loans other than pawn loans or payday loans, compared to 32% a year ago. Online retail accounted for 6% of total U.S. sales during the quarter, compared to less than 1% for the same period last year.

•
New Products — The company continues to develop new products to respond to customer preferences and regulatory changes. Both online lending businesses added installment products. The company launched its partnership with Western Union, and is now successfully retailing inventory online.

CEO Commentary
“We are pleased to report strong consolidated revenues for the third fiscal quarter, particularly in the face of the volatile gold market. And our non-gold businesses are performing very well. While the customer is certainly impacted by the current macro trends, they continue to pick us as their preferred provider of cash, as evidenced by our significant, consistent growth in earning assets," said Paul Rothamel, EZCORP's President and Chief Executive Officer.
"Our team members have remained committed to our vision, and as a result of their hard work, we continue to make progress in diversifying our business across geographies, products and channels."
"Looking ahead, we are confident that our size, scale and industry expertise are significant competitive advantages over the long term. We intend to continue to grow by providing our customers with the products and services they want, when they want and how they want, and we expect to be a market leader in the communities we serve for decades to come,” said Rothamel.
The company provides supplemental information on its website. For additional content, please see "Investor Resources & Supplemental Information" at http://investors.ezcorp.com/.
About EZCORP
EZCORP is a leading provider of easy cash solutions for consumers, employing approximately 7,800 teammates and operating over 1,300 company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; in Ariste Holding Limited (doing business under the name “Cash Genie”), a leading provider of online loans in the U.K.; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.'s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.
For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company's expected operating and financial performance for future periods. These statements are based on the company's current expectations. Actual results for future periods may differ materially from those expressed or

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implied by these forward-looking statements due to a number of uncertainties and other factors including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company's services and merchandise. For a discussion of these and other factors affecting the company's business and prospects, see the company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Merchandise sales	$86,576	$75,286	$281,262	$256,271
Jewelry scrapping sales	26,288	40,530	113,579	147,066
Pawn service charges	60,397	55,656	187,812	170,880
Consumer loan fees	59,234	51,753	183,119	143,594
Other revenues	2,671	1,348	10,169	3,351
Total revenues	235,166	224,573	775,941	721,162
Merchandise cost of goods sold	51,050	43,842	164,711	147,621
Jewelry scrapping cost of goods sold	20,377	27,116	80,993	92,807
Consumer loan bad debt	12,518	10,689	34,496	27,269
Net revenues	151,221	142,926	495,741	453,465
Operating expenses:
Operations	104,230	85,200	309,346	248,014
Administrative	12,644	9,857	34,918	33,509
Depreciation and amortization	8,968	7,019	24,629	18,965
Loss on sale or disposal of assets	178	313	220	108
Total operating expenses	126,020	102,389	369,113	300,596
Operating income	25,201	40,537	126,628	152,869
Interest income	(471)	(133)	(787)	(486)
Interest expense	4,108	1,030	11,814	4,180
Equity in net income of unconsolidated affiliates	(4,328)	(4,197)	(13,491)	(12,935)
Other (income) expense	96	160	—	(157)
Income from continuing operations before income taxes	25,796	43,677	129,092	162,267
Income tax expense	9,139	12,718	42,084	52,664
Income from continuing operations, net of tax	16,657	30,959	87,008	109,603
Loss from discontinued operations, net of tax	(21,497)	(1,248)	(24,813)	(3,167)
Net (loss) income	(4,840)	29,711	62,195	106,436
Net income from continuing operations attributable to redeemable noncontrolling interest	1,041	1,188	3,378	1,300
Net (loss) income attributable to EZCORP, Inc.	$(5,881)	$28,523	$58,817	$105,136

Basic (loss) earnings per share attributable to EZCORP, Inc.:
Continuing operations attributable to EZCORP, Inc.	$0.29	$0.58	$1.56	$2.13
Discontinued operations	$(0.40)	$(0.02)	$(0.46)	$(0.06)
Basic (loss) earnings per share	$(0.11)	$0.56	$1.10	$2.07

Diluted earnings per share attributable to EZCORP, Inc.:
Continuing operations attributable to EZCORP, Inc.	$0.29	$0.58	$1.56	$2.12
Discontinued operations	$(0.40)	$(0.02)	$(0.46)	$(0.06)
Diluted earnings per share	$(0.11)	$0.56	$1.10	$2.06

Weighted average shares outstanding:
Basic	54,196	51,162	53,465	50,769
Diluted	54,255	51,340	53,540	51,042

Net income from continuing operations attributable to EZCORP, Inc.	15,616	29,771	83,630	108,303
Net loss from discontinued operations attributable to EZCORP, Inc.	(21,497)	(1,248)	(24,813)	(3,167)
Net (loss) income attributable to EZCORP, Inc.	$(5,881)	$28,523	$58,817	$105,136

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EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$45,955	$49,030
Cash, restricted	3,132	2,795
Pawn loans	154,095	147,477
Consumer loans, net	42,717	28,764
Pawn service charges receivable, net	28,590	26,092
Consumer loan fees receivable, net	35,610	25,729
Inventory, net	122,503	94,421
Deferred tax asset	15,716	18,226
Income tax receivable	12,937	9,383
Prepaid expenses and other assets	37,377	40,268
Total current assets	498,632	442,185
Investments in unconsolidated affiliates	146,707	125,309
Property and equipment, net	110,312	100,242
Restricted cash, non-current	2,182	—
Goodwill	426,148	366,286
Intangible assets, net	64,533	37,166
Non-current consumer loans, net	82,631	54,479
Other assets, net	23,056	10,108
Total assets	$1,354,201	$1,135,775
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$33,525	$31,126
Current capital lease obligations	533	395
Accounts payable and other accrued expenses	68,960	54,487
Other current liabilities	22,640	14,848
Customer layaway deposits	7,912	6,740
Total current liabilities	133,570	107,596
Long-term debt, less current maturities	198,374	175,740
Long-term capital lease obligations	521	764
Deferred tax liability	8,948	7,788
Deferred gains and other long-term liabilities	16,451	13,250
Total liabilities	357,864	305,138
Temporary equity:
Redeemable noncontrolling interest	56,837	44,864
Stockholders’ equity	939,500	785,773
Total liabilities and stockholders’ equity	$1,354,201	$1,135,775

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended June 30, 2013
	U.S. & Canada	Latin America	Other International	Consolidated

Revenues:
Merchandise sales	$71,464	$15,112	$—	$86,576
Jewelry scrapping sales	26,288	—	—	26,288
Pawn service charges	52,505	7,892	—	60,397
Consumer loan fees	40,279	12,864	6,091	59,234
Other revenues	1,058	1,034	579	2,671
Total revenues	191,594	36,902	6,670	235,166
Merchandise cost of goods sold	41,795	9,255	—	51,050
Jewelry scrapping cost of goods sold	20,285	92	—	20,377
Consumer loan bad debt	9,994	685	1,839	12,518
Net revenues	119,520	26,870	4,831	151,221
Segment expenses:
Operations	84,194	16,513	3,523	104,230
Depreciation and amortization	4,905	1,854	118	6,877
Loss on sale or disposal of assets	174	4	—	178
Interest (income) expense, net	(25)	2,790	—	2,765
Equity in net income of unconsolidated affiliates	—	—	(4,328)	(4,328)
Other expense	—	57	—	57
Segment contribution	$30,272	$5,652	$5,518	$41,442
Corporate expenses:
Administrative				12,644
Depreciation and amortization				2,091
Interest expense, net				872
Other expense				39
Income from continuing operations before taxes				25,796
Income tax expense				9,139
Income from continuing operations, net of tax				16,657
Loss from discontinued operations, net of tax				(21,497)
Net loss				(4,840)
Net income attributable to noncontrolling interest				1,041
Net loss attributable to EZCORP, Inc.				$(5,881)

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended June 30, 2012
	U.S. & Canada	Latin America	Other International	Consolidated

Revenues:
Merchandise sales	$65,221	$10,065	$—	$75,286
Jewelry scrapping sales	37,298	3,232	—	40,530
Pawn service charges	49,969	5,687	—	55,656
Consumer loan fees	37,492	10,381	3,880	51,753
Other revenues	643	547	158	1,348
Total revenues	190,623	29,912	4,038	224,573
Merchandise cost of goods sold	38,174	5,668	—	43,842
Jewelry scrapping cost of goods sold	24,337	2,779	—	27,116
Consumer loan bad debt	8,806	632	1,251	10,689
Net revenues	119,306	20,833	2,787	142,926
Segment expenses:
Operations	70,666	11,722	2,812	85,200
Depreciation and amortization	3,608	1,942	94	5,644
(Gain) loss on sale or disposal of assets	93	(3)	223	313
Interest (income) expense, net	16	22	(1)	37
Equity in net income of unconsolidated affiliates	—	—	(4,197)	(4,197)
Other (income) expense	497	(14)	(441)	42
Segment contribution	$44,426	$7,164	$4,297	$55,887
Corporate expenses:
Administrative				9,857
Depreciation and amortization				1,375
Interest expense, net				860
Other expense				118
Income from continuing operations before taxes				43,677
Income tax expense				12,718
Income from continuing operations, net of tax				30,959
Loss from discontinued operations, net of tax				(1,248)
Net income				29,711
Net income attributable to noncontrolling interest				1,188
Net income attributable to EZCORP, Inc.				$28,523

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Nine Months Ended June 30, 2013
	U.S. & Canada	Latin America	Other International	Consolidated

Revenues:
Merchandise sales	$237,577	$43,685	$—	$281,262
Jewelry scrapping sales	108,777	4,802	—	113,579
Pawn service charges	165,202	22,610	—	187,812
Consumer loan fees	126,873	36,583	19,663	183,119
Other revenues	5,469	2,880	1,820	10,169
Total revenues	643,898	110,560	21,483	775,941
Merchandise cost of goods sold	138,936	25,775	—	164,711
Jewelry scrapping cost of goods sold	76,922	4,071	—	80,993
Consumer loan bad debt	27,363	(1,024)	8,157	34,496
Net revenues	400,677	81,738	13,326	495,741
Segment expenses:
Operations	251,593	46,483	11,270	309,346
Depreciation and amortization	13,395	5,067	337	18,799
Loss on sale or disposal of assets	202	18	—	220
Interest (income) expense, net	7	8,205	(1)	8,211
Equity in net income of unconsolidated affiliates	—	—	(13,491)	(13,491)
Other income	(5)	(238)	(69)	(312)
Segment contribution	$135,485	$22,203	$15,280	$172,968
Corporate expenses:
Administrative				34,918
Depreciation and amortization				5,830
Interest expense, net				2,816
Other expense				312
Income from continuing operations before taxes				129,092
Income tax expense				42,084
Income from continuing operations, net of tax				87,008
Loss from discontinued operations, net of tax				(24,813)
Net income				62,195
Net income attributable to noncontrolling interest				3,378
Net income attributable to EZCORP, Inc.				$58,817

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Nine Months Ended June 30, 2012
	U.S. & Canada	Latin America	Other International	Consolidated

Revenues:
Merchandise sales	$226,507	$29,764	$—	$256,271
Jewelry scrapping sales	139,252	7,814	—	147,066
Pawn service charges	154,823	16,057	—	170,880
Consumer loan fees	121,744	17,764	4,086	143,594
Other revenues	2,430	763	158	3,351
Total revenues	644,756	72,162	4,244	721,162
Merchandise cost of goods sold	131,682	15,939	—	147,621
Jewelry scrapping cost of goods sold	86,848	5,959	—	92,807
Consumer loan bad debt	24,663	1,140	1,466	27,269
Net revenues	401,563	49,124	2,778	453,465
Segment expenses:
Operations	216,653	27,781	3,580	248,014
Depreciation and amortization	9,862	4,907	130	14,899
(Gain) loss on sale or disposal of assets	(113)	(2)	223	108
Interest (income) expense, net	20	1,755	(1)	1,774
Equity in net income of unconsolidated affiliates	—	—	(12,935)	(12,935)
Other (income) expense	346	2	(505)	(157)
Segment contribution	$174,795	$14,681	$12,286	$201,762
Corporate expenses:
Administrative				33,509
Depreciation and amortization				4,066
Interest expense, net				1,920
Income from continuing operations before taxes				162,267
Income tax expense				52,664
Income from continuing operations, net of tax				109,603
Loss from discontinued operations, net of tax				(3,167)
Net income				106,436
Net income attributable to noncontrolling interest				1,300
Net income attributable to EZCORP, Inc.				$105,136

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EZCORP, Inc.
Store Count Activity

	Three Months Ended June 30, 2013
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	1,058	345	—	1,403	9
De novo	5	15	—	20	—
Acquired	—	6	—	6	—
Sold, combined or closed	(2)	(3)	—	(5)	(1)
End of period	1,061	363	—	1,424	8

	Three Months Ended June 30, 2012
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	970	250	—	1,220	12
De novo	4	19	—	23	—
Acquired	9	—	—	9	—
Sold, combined or closed	(1)	(1)	—	(2)	—
End of period	982	268	—	1,250	12

	Nine Months Ended June 30, 2013
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	987	275	—	1,262	10
De novo	68	66	—	134	—
Acquired	12	26	—	38	—
Sold, combined or closed	(6)	(4)	—	(10)	(2)
End of period	1,061	363	—	1,424	8

	Nine Months Ended June 30, 2012
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	933	178	—	1,111	13
De novo	12	46	—	58	—
Acquired	49	45	—	94	—
Sold, combined or closed	(12)	(1)	—	(13)	(1)
End of period	982	268	—	1,250	12

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